EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                  State or other jurisdiction of
Name of Subsidiary                                incorporation or organization
------------------                                -----------------------------

E.W. Blanch Co., Inc.                                   Delaware

Paragon Reinsurance Risk Management Services, Inc.      Delaware

E.W. Blanch International, Inc.                         Delaware

E.W. Blanch Wholesale Insurance Services, Inc.          Delaware

E.W. Blanch Capital Risk Solutions, Inc.                Delaware

Blanch Catastrophe Services, Inc.                       Delaware

Spectrum Marketing & Resources, Inc.                    Delaware